Exhibit 11.1

Independent Public Accounting Firm’s Consent

We consent to the inclusion in this Offering Statement of Digital Social Retail, Inc. (the “Company”) on Form 1-A of our reports dated March 31, 2017, with respect to our audit of the consolidated financial statements of the Company and Subsidiary as of December 31, 2015 and our review of the consolidated financial statements of the Company and Subsidiaries as of June 30, 2016, which reports appear in the Offering Circular, which is part of this Offering Statement.

/s/ Cornick, Garber & Sandler, LLP

New York, NY

March 31, 2017